EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:

Dava Guerin
Guerin Public Relations, Inc.
(215) 914-2040 or (215) 262-0740 (wireless)
Guerinpr@aol.com
or
Brighid de Garay
UbiquiTel Inc.
(610) 832-3311 or (610) 453-7495 (wireless)

UBIQUITEL SELLS TOWERS FOR $10.95 MILLION

CONSHOHOCKEN, PA – October 20, 2003 – UbiquiTel Inc. (Nasdaq: UPCS), a PCS Affiliate of Sprint (NYSE: FON, PCS), today announced that the company consummated on October 15, 2003 a sale and leaseback transaction for the sale to GoldenState Towers, LLC, of substantially all of the wireless communications tower sites that the company had agreed to sell in June, located in the central valley of California, for approximately $10.95 million in cash and the lease-back of space on those sites.

“The proceeds of the tower sale will further enhance our already strong liquidity position and is the final step in a series of transactions started nine months ago that has successfully restructured our balance sheet,” said Donald A. Harris, chairman and chief executive officer of UbiquiTel Inc. “We are very pleased with the timely execution of this transaction and look forward to working with GoldenState under the leaseback arrangement.”

About UbiquiTel Inc.

UbiquiTel is the exclusive provider of Sprint digital wireless mobility communications network products and services under the Sprint brand name to midsize markets in the Western and Midwestern United States that include a population of approximately 10.0 million residents and cover portions of California, Nevada, Washington, Idaho, Wyoming, Utah, Indiana and Kentucky.

About Sprint

Sprint operates the largest, 100-percent digital, nationwide wireless network in the United States, serving more than 4,000 cities and communities across the country. Sprint has licensed PCS coverage of more than 280 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands. In August 2002, Sprint became the first wireless carrier in the country to launch next generation services nationwide delivering faster speeds and advanced applications on PCS Vision Phones and devices. For more information on products and services, visit www.sprint.com/mr. PCS is a wholly-owned tracking stock of Sprint Corporation trading on the NYSE under the symbol “PCS.” Sprint is a global integrated communications provider serving more than 26 million customers in over 100 countries. With approximately 70,000 employees worldwide and nearly $27 billion in annual revenues, Sprint is widely recognized for developing, engineering and deploying state-of-the art network technologies.

###